Exhibit 99.1

OMEGA FLEX, INC.
Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
February 18, 2011	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Fourth Quarter, 2010:

OMEGA FLEX, INC. (OFLX)	EARNINGS DIGEST

Three Months Ended December 31:	2010	2009

Revenues	$12,821,000	$12,595,000
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Net income	$1,986,000	$1,712,000
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Earnings per share - basic and diluted	$0.20	$0.17
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Weighted average shares - basic and diluted	10,091,822	10,091,822
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Twelve Months Ended December 31:	2010	2009

Revenues	$46,875,000	$44,140,000
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Net income	$4,566,000	$4,381,000
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Earnings per share - basic and diluted	$0.45	$0.43
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Weighted average shares - basic and diluted	10,091,822	10,092,197
	=========	=========

Kevin R. Hoben, President and CEO, announced that the Company was able to produce positive results for the 4th quarter and year ended 2010, despite a decline of approximately 8% in housing starts from last year.

Regarding the twelve-month results, Net Sales of $46,875,000 climbed 6.2% above the previous year, and Net Income of $4,566,000 increased 4.2%.  The increase in sales during the year indicates continued penetration of the Company’s proprietary products, especially that of CounterStrike®, which has gained further acceptance due to its proven benefits.

The Company’s 4th quarter 2010 Net Sales increased 1.8% or $226,000, moving from $12,595,000 in 2009, to $12,821,000 in 2010.  The Company reported Net Income of $1,986,000 for the 4th quarter of 2010, rising $274,000 (16.0%) compared to the same period in 2009.

Also worthy of recognition, the Company has no bank debt outstanding as of December 31, 2010.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.